Exhibit 8.2

Skadden, Arps, Slate, Meagher & Flom llp 1440 NEW YORK AVENUE, N.W. WASHINGTON, D.C. 20005-2111 TEL: (202) 371-7000 FAX: (202) 393-5760 www.skadden.com

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10/1/2025

Steelcase Inc.
901 44th Street SE
Grand Rapids, Michigan
49508-7594

Ladies and Gentlemen:

We have acted as counsel to Steelcase, Inc., a Michigan corporation (“Steelcase”), in connection with the Agreement and Plan of Merger, dated as of August 3, 2025 (the “Merger Agreement”), by and among (i) HNI Corporation, an Iowa Corporation (“HNI”), (ii) Geranium Merger Sub I, Inc., a Michigan corporation (“Merger Sub 1”), (iii) Geranium Merger Sub II, LLC, a Michigan limited liability company and a direct wholly-owned Subsidiary of HNI (“Merger Sub 2”), and (iv) Steelcase. This opinion is being delivered in connection with the Registration Statement (File No. 333-290205) on Form S-4 originally filed on September 12, 2025, along with Amendment No. 1 to such Form S-4 (File No. 333-290205) filed on October 1, 2025 (together with any exhibit, appendix, schedule or similar attachment thereto, in each case as amended or supplemented through the date hereof, the “Registration Statement”), which includes the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) with the Securities and Exchange Commission. Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by HNI and Steelcase, including the accuracy and completeness of all representations and covenants set forth in certificates dated as of the date hereof from an officer of each of HNI and Steelcase (the “Officer Certificates”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above (including, without limitation, the Merger Agreement) and the statements, representations, covenants and agreements made by HNI and Steelcase, including those set forth in the Officer Certificates.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers,” we are of the opinion that, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared in connection with the Registration Statement and the related Joint Proxy Statement/Prospectus and may not be relied upon for any other purpose without our prior written consent.

This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “Legal Matters” and “U.S. Federal Income Tax Consequences of the Mergers” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP